Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Metro Bancorp, Inc. and subsidiaries

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 15, 2013, relating to the consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows of Metro Bancorp, Inc. and subsidiaries for the year ended December 31, 2012, appearing in the Annual Report on Form 10-K of Metro Bancorp, Inc. for the year ended December 31, 2014.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania

October 7, 2015